Exhibit 99.1 — Press Release dated July 24, 2006
FOR IMMEDIATE RELEASE
July 24, 2006
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500
infoUSA Appoints Lead Independent Director,
Announces Standstill Agreement with Vinod Gupta
(OMAHA, NE) — infoUSA Inc. (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, today announced that at its quarterly meeting on July 21, 2006, its Board of Directors established the position of lead independent director and appointed Bill L. Fairfield to serve in that capacity. The lead independent director will be responsible for coordinating the activities of the independent directors. Mr. Fairfield has been a member of the Company’s Board of Directors since November 2005. He serves on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors, and is the Chairman of the Compensation Committee.
The Company also announced that on July 21, 2006, it entered into an agreement with Mr. Vinod Gupta pursuant to which Mr. Gupta has agreed that, for a period ending on July 21, 2007, he will not directly or indirectly acquire any additional securities of the Company, except that he may exercise stock options that have been granted to him by the Company. The agreement will cease to apply, however, if (a) the Company announces that it has entered into an agreement with a third party that contemplates a merger, consolidation, sale of substantially all of the assets or business combination involving the Company, or (b) the Company announces that it has entered into an agreement with a third party that contemplates a change of control of the Company by tender offer, exchange offer or otherwise or the Board of Directors of the Company has publicly recommended such a transaction.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.